Mail Stop 7010

      March 29, 2006



Mr. Shawn A. Callahan
Metwood, Inc.
819 Naff Road
Boones Mill, VA 24065

	RE:	Metwood, Inc.
      Form 10-KSB for the fiscal year ended June 30, 2005
		Filed September 29, 2005
      File #0-5391


Dear Mr. Callahan:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any questions regarding these comments, please direct them to Tricia Armelin, Staff Accountant, at (202) 551-
3747,
or in her absence, to me at (202) 551-3689.

							Sincerely,




							John Hartz
							Senior Assistant Chief
Accountant

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE